Exhibit 99.1

FOR IMMEDIATE RELEASE	New York, NY (October 28, 2009)

INTERPUBLIC ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2009 RESULTS

•	Global economic downturn continues to impact top line revenue, leading to 14.2% organic revenue decrease for the third quarter of 2009 and 11.8% organic decrease year-to-date
•	Organic decrease in operating expenses, excluding severance, was 12.5% for the third quarter of 2009 and 10.2% year-to-date

Summary

•	Revenue
•	Third quarter 2009 revenue of $1.43 billion, compared to $1.74 billion in the third quarter of 2008, with an organic revenue decrease of 14.2% compared to the prior period.
•	Nine months 2009 revenue of $4.23 billion, compared to $5.06 billion in 2008, with an organic revenue decrease of 11.8% compared to the prior period.

•	Operating Results
•	Operating income in the third quarter of 2009 was $58.3 million, compared to operating income of $116.3 million in 2008. For the first nine months of 2009, operating income was $73.3 million,

compared to operating income of $259.1 million in 2008.

Severance charges recorded in the third quarter of 2009 were $23.4 million, compared to $15.3 million in 2008. For the first nine months of 2009, severance charges recorded were $94.9 million, compared to $39.9 million in 2008.

•	Operating margin was 4.1% and 1.7% for the three and nine months ended September 30, 2009, respectively, compared to 6.7% and 5.1% for the three and nine months ended September 30, 2008, respectively.

•	Net Results
•

Third quarter 2009 net income attributable to IPG was $24.1 million and net income available to IPG common stockholders was $17.2 million, or $0.04 per basic and $0.03 per diluted share. This compares to net income attributable to IPG a year ago of $45.7 million and net income available to IPG common stockholders of $38.7 million, or $0.08 per basic and diluted share.

•

Year-to-date 2009 net loss attributable to IPG was $15.1 million and net loss available to IPG common stockholders was $35.8 million, or ($0.08) per basic and diluted share. This compares to net income attributable to IPG a year ago of $78.0 million and net income available to IPG common stockholders of $56.7 million, or $0.12 per basic and diluted share.

“During the quarter, the economic downturn continued to weigh on our results. Once again, we demonstrated the ability to effectively manage costs in order to

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

protect margins,” said Michael I. Roth, Interpublic’s Chairman and CEO. “Our professional offerings remain competitive, as evident in recent wins from a broad cross-section of our agencies in a new business environment that has become more active of late. Client sentiment has stabilized, but remains cautious, which makes it difficult to predict what growth will look like in 2010. As a result, we are aligning our cost base against conservative top line assumptions and are positioned to deliver significantly improved profitability next year. This will allow us to fully capitalize on an advertising recovery and to see Interpublic achieve long-term success.”

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Operating Results

Revenue

Revenue of $1.43 billion in the third quarter of 2009 was down 18.0% compared with the same period in 2008. During the quarter, the effect of foreign currency translation was negative 3.9%, the impact of net acquisitions was positive 0.1% and the resulting organic decrease in revenue was 14.2%.

For the first nine months of 2009, revenue was $4.23 billion, down 16.5% compared to the first nine months of last year. During the first nine months of 2009, the effect of foreign currency translation was negative 6.0%, the impact of net acquisitions was positive 1.3% and the resulting organic decrease in revenue was 11.8%.

Operating Expenses

During the third quarter of 2009, salaries and related expenses were $943.5 million, down 13.7% compared to the same period in 2008. Adjusted for currency effects and the effect of net divestitures, salaries and related expenses decreased 10.0% organically. For the first nine months of 2009, salaries and related expenses decreased 10.8% to $2.91 billion. Adjusted for currency effects and the effect of net acquisitions, salaries and related expenses decreased 6.5% organically. Staff cost ratio, which is salaries and related expenses as a percentage of revenue, increased to 66.1% from 62.8% in the third quarter of 2009, and to 68.8% from 64.4% in the first nine months of 2009 from the comparable prior-year periods.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Over the past twelve months, the company incurred approximately $143.3 million of severance expense related to the separation of approximately 5,100 employees, or 11% of its workforce.

During the third quarter of 2009, office and general expenses were $425.4 million, down 19.2% compared to the same period in 2008. After adjusting for currency effects and the effect of net acquisitions, office and general expenses decreased 15.1% organically. For the first nine months of 2009, office and general expenses were $1.25 billion, down 18.6% compared to the same period in 2008. After adjusting for currency effects and the effect of net acquisitions, office and general expenses decreased 13.4% organically.

Non-Operating and Tax

Net cash interest expense increased $4.8 million, or 21.3%, in the third quarter of 2009 compared to the same period in 2008. For the first nine months of 2009, net cash interest expense increased $9.6 million, or 14.2% compared to the same period in 2008.

Other income (expense), net was $1.0 million and ($17.4 million) for the three and nine months ended September 30, 2009, respectively. The nine months ended September 30, 2009 includes charges of $25.8 million, primarily related to the settlement of our tender offers for the 5.40% Notes due 2009, 7.25% Notes due 2011 and Floating Rate Notes due 2010.

The income tax provision in the third quarter of 2009 was $3.7 million on income before income taxes of $29.1 million, compared to a provision of $35.5 million on

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

income before income taxes of $85.4 million in the same period in 2008. The income tax benefit in the first nine months of 2009 was $18.0 million on loss before income taxes of $33.8 million, compared to a provision of $90.9 million on income before income taxes of $174.1 million in the same period in 2008. The effective tax rate for the third quarter of 2009 is 12.7%, compared to 41.6% for the same period a year ago. The effective tax rate for the first nine months of 2009 is 53.3%, compared to 52.2% for the same period a year ago.

Balance Sheet

At September 30, 2009, cash, cash equivalents and marketable securities totaled $1.77 billion, compared to $2.27 billion at the end of 2008 and $1.71 billion at the end of the third quarter of 2008. Total debt of $1.96 billion as of September 30, 2009 decreased from $2.12 billion as of December 31, 2008, primarily due to the net repurchases of our debt.

For more information concerning the company’s financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Shandwick. Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; Mullen; The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy.
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent annual report on Form 10-K.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2009 AND 2008

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Three Months Ended September 30,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$834.1	$963.8	(13.5)%
International	592.6	776.2	(23.7)%
Total Revenue	1,426.7	1,740.0	(18.0)%

Operating Expenses:
Salaries and Related Expenses	943.5	1,093.5	13.7%
Office and General Expenses	425.4	526.3	19.2%
Restructuring and Other Reorganization-Related (Reversals) Charges	(0.5)	3.9	N/A
Total Operating Expenses	1,368.4	1,623.7	15.7%

Operating Income	58.3	116.3	(49.9)%
Operating Margin %	4.1%	6.7%

Expenses and Other Income:
Interest Expense	(37.8)	(53.2)
Interest Income	7.6	23.3
Other Income (Expense), Net	1.0	(1.0)
Total (Expenses) and Other Income	(29.2)	(30.9)

Income before Income Taxes	29.1	85.4
Provision for Income Taxes	3.7	35.5
Income of Consolidated Companies	25.4	49.9
Equity in Net Income of Unconsolidated Affiliates	0.5	0.5
Net Income	25.9	50.4
Net Income Attributable to Noncontrolling Interests [1]	(1.8)	(4.7)
Net Income Attributable to IPG [1]	24.1	45.7
Dividends on Preferred Stock	(6.9)	(6.9)
Allocation to Participating Securities	-	(0.1)
Net Income Available to IPG Common Stockholders [1]	$17.2	$38.7

Earnings Per Share Available to IPG Common Stockholders – Basic	$0.04	$0.08
Diluted	$0.03	$0.08
Weighted-Average Number of Common Shares Outstanding – Basic	470.5	462.8
Diluted	513.8	519.4

1  Effective January 1, 2009, we adopted authoritative guidance related to noncontrolling interests. Prior year amounts have been reclassified to conform to current period presentation.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2009 AND 2008

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$2,462.6	$2,803.8	(12.2)%
International	1,763.8	2,257.1	(21.9)%
Total Revenue	4,226.4	5,060.9	(16.5)%

Operating Expenses:
Salaries and Related Expenses	2,908.4	3,261.5	10.8%
Office and General Expenses	1,245.4	1,529.1	18.6%
Restructuring and Other Reorganization-Related (Reversals) Charges	(0.7)	11.2	N/A
Total Operating Expenses	4,153.1	4,801.8	13.5%

Operating Income	73.3	259.1	(71.7)%
Operating Margin %	1.7%	5.1%

Expenses and Other Income:
Interest Expense	(117.7)	(163.9)
Interest Income	28.0	75.0
Other (Expense) Income, Net	(17.4)	3.9
Total (Expenses) and Other Income	(107.1)	(85.0)

(Loss) Income before Income Taxes	(33.8)	174.1
(Benefit of) Provision for Income Taxes	(18.0)	90.9
(Loss) Income of Consolidated Companies	(15.8)	83.2
Equity in Net (Loss) Income of Unconsolidated Affiliates	(0.5)	2.1
Net (Loss) Income	(16.3)	85.3
Net Loss (Income) Attributable to Noncontrolling Interests [1]	1.2	(7.3)
Net (Loss) Income Attributable to IPG [1]	(15.1)	78.0
Dividends on Preferred Stock	(20.7)	(20.7)
Allocation to Participating Securities	-	(0.6)
Net (Loss) Income Available to IPG Common Stockholders [1]	$(35.8)	$56.7

(Loss) Earnings Per Share Available to IPG Common Stockholders – Basic and Diluted	$(0.08)	$0.12
Weighted-Average Number of Common Shares Outstanding – Basic	467.3	460.8
Diluted	467.3	499.9

1  Effective January 1, 2009, we adopted authoritative guidance related to noncontrolling interests. Prior year amounts have been reclassified to conform to current period presentation.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax